EXHIBIT 99

The Units are owned by Ethanol Investment Partners, LLC ("EIP"), of which ECM is the sole manager.  The limited liability company members in EIP consist of Ethanol Capital Partners, LP Series E, Ethanol Capital Partners, LP Series H, Ethanol Capital Partners, LP Series I, Ethanol Capital Partners, LP Series J, Ethanol Capital Partners, LP Series L, Ethanol Capital Partners, LP Series M, Ethanol Capital Partners, LP Series N, Ethanol Capital Partners, LP Series O, Ethanol Capital Partners, LP Series P, Ethanol Capital Partners, LP Series Q, and Ethanol Capital Partners, LP Series S (collectively, the "LLC Members").  ECM is the general partner and investment advisor to each LLC Member and has sole voting and sole dispositive power over each LLC Member's assets.  ECM disclaims beneficial ownership of these Units.